Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PACIFIC BEACH BIOSCIENCES, INC.

_______________________________________________________

PACIFIC BEACH BIOSCIENCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                  That by written consent of the Corporation’s Board of Directors, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, proposing and declaring said amendment to be advisable.

SECOND:              That by written consent of the holders of a majority of the outstanding capital stock of the Corporation, the resolution setting forth the proposed amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Corporation be, and it hereby is, authorized to amend its Certificate of Incorporation to change the Corporation’s name from “Pacific Beach Biosciences, Inc.” to “IASO Pharma Inc.” by deleting Article I thereof and inserting in its place the following:

“ARTICLE I

The name of this Corporation is IASO Pharma Inc. (the “Corporation”).”

THIRD: That this Certificate of Amendment of the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Matthew Wikler, M.D., its President and Chief Executive Officer, this 12th day of April, 2010.

By:	/s/ Matt Wikler, M.D.
Name:	Matt Wikler, M.D.
Title:	President and Chief Executive Officer